UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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OCEANEERING INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCEANEERING INTERNATIONAL, INC.

11911 FM 529, Houston, Texas 77041-3000

March 26, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 4, 2012, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3000.

On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2011 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.

Thank you for your interest in Oceaneering.

John R. Huff	M. Kevin McEvoy
Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2012.

The proxy statement and annual report are available on the Internet at http://www.oceaneering.com/investor-relations/ annual-reports-and-proxies/.

The following information applicable to the Annual Meeting may be found in the proxy statement and/or the accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.

11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 4, 2012

To the Shareholders of Oceaneering International, Inc.:

The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 4, 2012, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3000 for the following purposes:

•

elect three Class II directors as members of the Board of Directors of Oceaneering to serve until the 2015 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 2);
•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2012 (Proposal 3); and
•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

The Board of Directors recommends a vote in favor of Proposal 1, Proposal 2 and Proposal 3.

The close of business on March 16, 2012 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

David K. Lawrence Vice President, General Counsel and Secretary

March 26 , 2012

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING

Only shareholders of record at the close of business on March 16, 2012 will be entitled to notice of, and to vote at, the meeting. As of that date, 108,303,049 shares of our Common Stock, $.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 26, 2012. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.

Solicitation of Proxies

The accompanying proxy is solicited on behalf of our Board of Directors for use at our annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Shareholder Communications, Inc. to solicit proxies at a fee estimated at $9,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.

The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s Named Executive Officers, and FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2012.

Methods of Voting

Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.

Voting by Telephone or the Internet – If you are a shareholder of record, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.

The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Revocability of Proxies

If you are a shareholder of record, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:

•

sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting at a later time, but prior to the Annual Meeting, by telephone or the Internet; or

•	voting in person at the Annual Meeting.

If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.

PROPOSAL 1

Election of Directors

Our Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors of Class II and two members each of Classes I and III. The members of each class serve for three years following their election, with one class being elected each year.

Three Class II directors are to be elected at the 2012 Annual Meeting. In accordance with our bylaws, directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be counted in the election. The Class II directors will serve until the 2015 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes III and I will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2013 and 2014, respectively.

The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.

Set forth below is information (ages are as of May 4, 2012) with respect to the nominees for election as directors of Oceaneering.

Nominees

2012 - Class II Directors

Jerold J. DesRoche

Mr. DesRoche, 75, has been an owner since 1991 of National Power Company, a privately owned company that owns and operates power generation facilities using waste fuels and renewable energy. He was a director of National Power Company from 1991 to December 2011. He served as President and Chief Executive Officer of ABB Combustion Engineering Canada, Inc. from 1988 to 1991. He is chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. DesRoche has been a director of Oceaneering since 2003.

The Board has determined that Mr. DesRoche is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, as well as his considerable experience as an entrepreneur, business owner and executive officer and director of international and domestic companies engaged in energy-related businesses. Including his experience on our Board, Mr. DesRoche has over 31 years of experience as a director of one or more companies engaged in energy-related businesses.

John R. Huff

Mr. Huff, 66, has been Chairman of Oceaneering’s Board of Directors since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to May 2006. Mr. Huff also serves as a director of KBR, Inc. and Suncor Energy, Inc. Mr. Huff served as a director of Rowan Companies, Inc. from April 2006 to May 2009 and of BJ Services Company from 1992 to April 2010. Mr. Huff has been a director of Oceaneering since 1986.

The Board has determined that Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including 22 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of several other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has expansive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oil field companies throughout the world. Including his service on our Board, Mr. Huff has over 44 years of experience with companies engaged in oilfield-related or other energy-related businesses.

M. Kevin McEvoy

Mr. Kevin McEvoy, 61, has been President and Chief Executive Officer of Oceaneering since May 2011.

Mr. McEvoy joined Oceaneering in 1984, when we acquired Solus Ocean Systems, Inc. Since 1984, he has held various senior management positions in each of our operating groups. He was appointed a Vice President in 1990, a Senior Vice President in 1998, Executive Vice President in 2006 and the additional position of Chief Operating Officer in February 2010. Mr. McEvoy has been a director of Oceaneering since May 2011.

The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge regarding Oceaneering and its businesses, which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1984, Mr. McEvoy has been involved in all aspects of our operating groups, including service as a Vice President, Senior Vice President, Executive Vice President, Chief Operating Officer, President and Chief Executive Officer. Mr. McEvoy has over 37 years of experience in offshore, subsea and marine-related activities, primarily in oil and gas- and oilfield-related areas, with significant international exposure.

Continuing Directors

Information below (ages are as of May 4, 2012) is for those directors whose terms will expire in 2013 and 2014.

2013 - Class III Directors

David S. Hooker

Mr. Hooker, 69, has been Chairman of Houlder Limited, an engineering company, since June 2008, Chairman of Avoco Secure Ltd., a software development and distribution company, since 2006, and Chairman of Ocean Hover Limited, an oilfield hovercraft marketing organization, since 2004. He is also a director of Aminex plc, an oil and gas exploration and production company, and a director of Helium Enterprises Ltd., a helium exploration company. He is Chairman of the Audit Committee of Oceaneering’s Board and a member of the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. Hooker has been a director of Oceaneering since 1973.

The Board has determined Mr. Hooker is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, his financial expertise, as well as his considerable experience as an entrepreneur and as chairman or as a director of several other companies, including companies engaged in oilfield-related, other energy-related and insurance businesses. Mr. Hooker provides the Board with an international perspective and insight. Including his service on our Board, Mr. Hooker has 39 years of experience as a director of a publicly traded company and over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.

Harris J. Pappas

Mr. Pappas, 67, has been President of Pappas Restaurants, Inc., a privately owned multistate restaurant group, since 1980 and a director of Luby’s, Inc., a publicly traded restaurant company, since 2001. He also served as Chief Operating Officer of Luby’s Inc. from 2001 to 2011. Mr. Pappas also serves on the Advisory Board of Frost National Bank—Houston and is a director of TIRR Hospital in the Memorial Hermann Hospital System. He is a member of the Audit Committee and the Compensation Committee of Oceaneering’s Board. Mr. Pappas has been a director of Oceaneering since 1996.

The Board has determined Mr. Pappas is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, as well as his considerable experience as an executive officer and a director of both privately owned and publicly traded companies. Mr. Pappas’ financial expertise, business ownership and entrepreneurial experience in the service industry allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Pappas has 16 years of experience as a director of a publicly traded company.

2014 - Class I Directors

T. Jay Collins

Mr. Collins, 65, served as Chief Executive Officer of Oceaneering from May 2006 to May 2011, and as President of Oceaneering from 1998 to May 2011. Mr. Collins previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins has been a director of Oceaneering since 2002.

The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his thorough knowledge regarding Oceaneering and its businesses which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1993, Mr. Collins has been involved in all functional aspects of our management, including service as our Chief Financial Officer, our Chief Operating Officer and our Chief Executive Officer. Mr. Collins has expansive knowledge of the oil and gas industry and is on the boards of several industry trade associations. Including his service on our Board, Mr. Collins has over 41 years of experience with companies engaged in oilfield-related or other energy-related businesses.

D. Michael Hughes

Mr. Hughes, 73, has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1970 to 1980 and from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Hughes has been a director of Oceaneering since 1970.

The Board has determined that Mr. Hughes is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including his prior service as Chairman of the Board, as well as his thorough knowledge regarding our company, its culture and history and our businesses gained from his association with Oceaneering since its inception. Mr. Hughes has significant business ownership, financial and entrepreneurial expertise and experience. Including his service on our Board, Mr. Hughes has over 41 years of experience with companies engaged in oilfield-related or other energy-related businesses.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the number of shares of Common Stock beneficially owned as of March 16, 2012 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Shares Underlying Restricted Stock Units (2)	Total
T. Jay Collins	118,374	78,000	196,374
Jerold J. DesRoche	56,000	—	56,000
Kevin F. Kerins	6,566	24,950	31,516
George R. Haubenreich, Jr.	57,500	24,000	81,500
Clyde W. Hewlett	37,695	22,175	59,870
David S. Hooker	72,000	—	72,000
John R. Huff	306,800	70,000	376,800
D. Michael Hughes	98,200	—	98,200
M. Kevin McEvoy	81,798	96,000	177,798
Marvin J. Migura	78,700	47,000	125,700
Harris J. Pappas	80,000	—	80,000
All directors and executive officers as a group (14 persons)	1,012,526	409,235	1,421,761

(1)	There are no outstanding stock options for directors and executive officers. Includes the following shares granted pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. Collins – 8,000; Mr. DesRoche – 8,000; Mr. Hooker – 8,000; Mr. Hughes – 8,000; Mr. Pappas – 8,000 and all directors and executive officers as a group – 40,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the individual has the right to direct the plan trustee on how to vote: Mr. McEvoy – 22,298 and Mr. Hewlett – 244; and all directors and executive officers as a group – 25,293. At withdrawal, the share equivalents are settled in shares of Common Stock. Each executive officer and director owns less than 1% of the outstanding Common Stock; all directors and executive officers as a group own (1) approximately 0.9% of the outstanding Common Stock and (2) approximately 1.3% of the total of the outstanding shares of Common Stock and the shares underlying restricted stock units owned by directors and executive officers.

(2)	Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

Listed below are the only persons who, to our knowledge, may be deemed to be a beneficial owner as of March 16, 2012 of more than 5% of the outstanding shares of Common Stock. This information is based on statements filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Lone Pine Managing Member LLC and certain affiliated persons Two Greenwich Plaza Greenwich, CT 006830	7,839,018 (2)	7.2

Neuberger Berman Group LLC and certain affiliated persons 605 Third Avenue New York, NY 10158	6,780,942 (3)	6.3

PRIMECAP Management Company 225 South Lake Ave., #400 Pasadena, CA 91101	6,290,144 (4)	5.8

FMR LLC 82 Devonshire Street Boston, MA 02109	6,245,453 (5)	5.8

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,093,071 (6)	5.6

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	6,003,564 (7)	5.5

(1)	The percentage is based on the total number of issued and outstanding shares of Common Stock as of March 16, 2012.

(2)	The amount beneficially owned of 7,839,018 shares as shown, is based upon a Schedule 13G/A filed with the SEC and dated February 14, 2012 reporting (i) Lone Spruce, L.P. has shared voting and dispositive power over 78,201 shares; (ii) Lone Balsam, L.P. has shared voting and dispositive power over 171,505 shares; (iii) Lone Sequoia, L.P. has shared voting and dispositive power over 143,327 shares; (iv) Lone Cascade, L.P. has shared voting and dispositive power over 3,664,660 shares; (v) Lone Sierra, L.P. has shared voting and dispositive power over 172,667 shares; (vi) Lone Pine Associates LLC has shared voting and dispositive power over 393,033 shares; (vii) Lone Pine Members LLC has shared voting and dispositive power over 3,837,327 shares; (viii) Lone Pine Capital LLC has shared voting and dispositive power over 3,608,658 shares; (ix) Lone Pine Managing Member LLC has shared voting and dispositive power over 7,839,018 shares and (x) Stephen F. Mandel, Jr. has shared voting and dispositive power over 7,839,018 shares. Lone Pine Managing Member LLC is the managing member and has the power to direct the affairs of Lone Pine Associates LLC (which is the general partner and has the power to direct the affairs of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P.), Lone Pine Members LLC (which is the general partner and has the power to direct the affairs of Lone Cascade, L.P. and Lone Sierra, L.P.) and Lone Pine Capital LLC. Mr. Mandel is the managing member of Lone Pine Managing Member LLC and in that capacity directs its operations.

(3)	The amount beneficially owned of 6,780,942 shares as shown is based upon a Schedule 13G/A filed with the SEC and dated February 14, 2012 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC each have shared voting power with respect to 6,035,592 shares and shared dispositive power with respect to 6,780,942 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 5,937,224 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 5,370,024 shares.

(4)	The amount beneficially owned of 6,290,144 shares as shown, is as reported by PRIMECAP Management Company in a Schedule 13G/A filed with the SEC and dated February 9, 2012. Includes 3,625,344 shares of sole voting power, no shares of shared voting power and 6,290,144 shares of sole dispositive power.

(5)	The amount beneficially owned of 6,245,453 shares as shown, is as reported by FMR LLC (“FMR”) in a Schedule 13G/A filed with the SEC and dated February 14, 2012. Includes 6,167,906 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its acting as an investment advisor to various investment companies (the “Funds”). FMR and Edward C. Johnson 3d, Chairman of FMR, through FMR’s control of Fidelity and the Funds, each has sole power to dispose of the 6,167,906 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston MA 02109, a wholly owned subsidiary of FMR and an investment advisor beneficially owns 1,877 shares. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 65,070 shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 65,070 shares and sole power to vote 62,570 shares. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 10,600 shares. Edward C. Johnson 3d and FMR through its control of PGATC each has sole dispositive power over and sole power to vote 10,600 shares.

(6)	The amount beneficially owned of 6,093,071 shares as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC and dated January 20, 2012. BlackRock, Inc. has sole voting and sole dispositive power over 6,093,071 shares.

(7)	The amount beneficially owned of 6,003,564 shares as shown, is as reported by Capital World Investors in a Schedule 13G/A filed with the SEC and dated February 9, 2012. Capital World Investors has 6,003,564 shares of sole voting and dispositive power.

Corporate Governance

During 2011, our Board of Directors held nine meetings of the full Board and 20 meetings of the committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the annual meeting. Last year, all of our directors attended our annual meeting. In 2011, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2012. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.

Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board of Directors must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board of Directors considers relevant facts and circumstances in assessing whether a director is independent. Our Board of Directors has determined that the following directors meet the NYSE independence requirements: Jerold J. DesRoche; D. Michael Hughes; David S. Hooker; and Harris J. Pappas. Our Board does not believe that M. Kevin McEvoy (our Chief Executive Officer), T. Jay Collins (our former Chief Executive Officer) or John R. Huff (our Chairman of the Board and former Chief Executive Officer) is independent under the NYSE independence standards.

We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements for service on an audit committee that the SEC has established.

The Audit Committee

The Audit Committee, which is comprised of Messrs. Hooker (Chairman), Hughes and Pappas, held 11 meetings during 2011. Our Board of Directors determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Proposal 1 – Election of Directors” and “Continuing Directors.” The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.

Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.

In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”

The Compensation Committee

The Compensation Committee, which is comprised of Messrs. DesRoche (Chairman) and Pappas, held five meetings during 2011. The Compensation Committee is appointed by our Board of Directors to:

•	assist the Board in discharging its responsibilities relating to: (1) compensation of our executive officers and nonemployee directors; and (2) employee benefit plans and practices; and

•

produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.

Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.

Since 2004, the Compensation Committee has engaged Mercer, a nationally recognized human resource consulting firm, to assist the Compensation Committee in its administration of compensation for our executive officers. Mercer assisted the Compensation Committee in the design and particulars of our existing long-term incentive program. Mercer performed a market analysis of total direct compensation (the sum of salary, annual incentive bonus and long-term incentive compensation) and retirement plan value for our executives and other key employees and compensation for nonemployee directors among peer group companies and other survey data, see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement. The Compensation Committee approved the form and amounts of our 2011 long-term incentive program and compensation for our executive officers and other key employees, and recommended to the Board the forms and amounts of compensation for nonemployee directors.

A copy of the Compensation Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), DesRoche and Hooker, held four meetings during 2011. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to:

•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.

The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.

The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences.

A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.

As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:

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include the name, age, business address and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

The nomination notice must also include, as to that shareholder and the beneficial owner, if any, of Common Stock on whose behalf the nomination or nominations are being made:

•	the name and address of that shareholder, as they appear on our stock records and the name and address of that beneficial owner;

•	the number of shares of Common Stock which that shareholder and that beneficial owner own beneficially or of record;

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a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•

a representation as to whether that shareholder or that beneficial owner, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•	any other information relating to that shareholder and that beneficial owner that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations.

To be timely for consideration at our 2013 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, no earlier than November 5, 2012 and no later than the close of business on January 4, 2013.

Leadership Structure and Board Risk Oversight

We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of the Board. Our Board believes this structure is appropriate in the existing circumstances, as Messrs. McEvoy and Huff, our Chief Executive Officer and Chairman of the Board, respectively, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.

The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. Accordingly, none of Messrs. McEvoy, Collins and Huff is a member of any of those Board committees. None of the Chairmen of our Board committees serves as Chairman of more than one of those committees. As discussed above, our Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees is appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership in the future, should future circumstances warrant such a change in the view of our Board.

Our Board oversees our financial-related risks primarily through the Audit Committee and our risks associated with compensation policies and practices for executive officers and key employees primarily through the Compensation Committee. Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board oversees our strategic and operations-related risks through the entire Board. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks at the entire Board level.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of the directors or executive officers are members of the same family.

Code of Ethics

Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer, Executive Vice President who serves as our principal financial officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, and a code of business conduct and ethics that applies to all our officers, directors and employees. Each is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our Web site.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2011, except that Mr. W. Cardon Gerner, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer filed one Form 4 three days late, which reported the award of a supplemental restricted stock unit award that is subject to vesting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met 11 times during the year ended December 31, 2011. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, prior to their being filed with the Securities and Exchange Commission. In addition, the Committee reviewed and discussed with management and Ernst & Young all of Oceaneering’s earnings releases in 2011 prior to the public release of those earnings releases.

The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2011. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2011 be included in the Form 10-K for the year ended December 31, 2011 filed with the SEC.

Audit Committee David S. Hooker, Chairman D. Michael Hughes Harris J. Pappas

PROPOSAL 2

Advisory Vote on a Resolution to Approve the Compensation of Oceaneering’s Named Executive Officers

As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

In making compensation decisions, the Compensation Committee of our Board of Directors considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.

As described in detail under the “Compensation Discussion and Analysis,” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

A significant portion of our compensation program is delivered through variable compensation elements that are tied to key performance objectives of the Company. At least half of the total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based. More than half of the estimated grant date value of their long-term incentive awards is performance-based.

Our 2011 financial results and achievement of specific financial goals for the period 2009 – 2011 resulted in annual incentives and long-term incentive performance unit cash payouts for 2011 in excess of target levels. We reported record earnings for 2011 and record earnings for seven of the last eight years. In addition to our record earnings in 2011, other highlights for the year include:

•	our initiation of a regular quarterly dividend of $0.15 per common share to return a portion of our earnings to our shareholders;

•	our repurchase of 500,000 shares of our common stock under a stock repurchase plan we adopted in 2010;

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our substantial investment in opportunities to expand our business, with 2011 capital expenditures of approximately $525 million (including acquisitions), nearly two-and-a-half times the average we invested during the previous five years;

•	our investment in acquisitions of $290 million, which was three times what we spent in total on acquisitions during the 2006 through 2010 period; and

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our ending the year with a balance sheet that remains conservatively capitalized, with approximately $100 million of cash, $120 million of debt and $1.6 billion of equity, and with $180 million available under our revolving credit facility.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board of Directors and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.

Vote Required and Board Recommendation

Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

In accordance with our bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2012 Annual Meeting. Because abstentions are counted as present for purposes of the vote on this proposal but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.

The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our current and former Chief Executive Officers, our Executive Vice President who serves as our principal financial officer, and our three other most highly compensated executive officers during 2011. We refer to these six individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives.

Executive Summary

Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our Named Executive Officers that is aligned with our shareholders’ interests, as demonstrated by the following:

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The primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans which are designed in the aggregate to provide opportunity which is competitive with the 50th percentile of a peer group and survey data identified by a compensation consultant retained by the Compensation Committee of our Board of Directors (the “Committee”).

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A significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. At least half of the total direct compensation (annual salary, annual incentives and long-term incentives) is performance-based. More than half of the estimated grant date value of long-term incentive awards is performance-based.

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Our 2011 financial results and the achievement of specific financial goals for the period 2009 – 2011 resulted in annual incentive and long-term incentive performance unit payouts exceeding target levels. We reported record earnings for 2011 and for seven of the last eight years.

In 2011, the compensation consultant retained by the Committee performed an assessment of:

•	The competitiveness of cash compensation, equity awards and retirement benefits provided to our Named Executive Officers relative to our peer group and the compensation consultant’s survey data; and

•	Oceaneering’s performance in 2010 and 2008 – 2010 relative to our peer group with regard to the following financial metrics:
—	Revenue growth;
—	Net income growth;
—	Earnings per share growth;
—	Cash flow margin;
—	Return on invested capital; and
—	Total shareholder return.

The compensation consultant assessed that the total annual value of the above described primary components of our compensation program for our Named Executive Officers in the aggregate was within 5% of the 50th percentile of the peer group data used by the compensation consultant. The compensation consultant compared Oceaneering’s one- and three-year financial performance as compared to the peer group for the above metrics. The compensation consultant assessed that the average of Oceaneering’s performance across all the above metrics for one- and three-year periods ended December 31, 2010 was above the median at the 71st and 74th percentile, respectively, of the peer group and, when measuring one- and three-year total shareholder return, was above the median at the 54th and 89th percentile, respectively, of the peer group.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without subjecting us to excessive and unnecessary risks, and reward them for superior performance. We use several different compensation elements in the executive compensation program which are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.

Compensation Should Be Related to Performance

The Committee and our Board of Directors believe that a significant portion of a Named Executive Officer’s direct compensation should be tied to overall company performance and measured against financial goals and objectives.

Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of unusual circumstances.

Compensation Programs Should Motivate Executives to Remain With Us

We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business is built significantly by executives who can develop and maintain customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, we provide our executive officers with some financial security in the event of a change of control, to promote long-term retention. We also provide for long-term benefits through retirement plans (see “– Post-Employment Compensation Programs” below).

Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation

We believe that the portion of a Named Executive Officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that at least one-half of the total direct compensation (the sum of annual base salary, annual incentive bonus and long-term incentive compensation) of the Named Executive Officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other Named Executive Officers.

Incentive Compensation Should Balance Short-Term and Long-Term Performance

We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term success. To reinforce the importance of this balancing, we regularly provide the Named Executive Officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage the Named Executive Officers to take excessive and unnecessary risks. The value for participants in our long-term incentive plans generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.

The Committee’s approach to long-term incentives is to make awards of service-based restricted stock units and performance units to our executive officers and other key employees. Assuming restricted stock value based on grant date value established by the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units notionally valued at $100 per unit for achievement of performance goals at target level, the Committee believes that the performance units should account for more than one-half of the total annual long-term incentive compensation of the Named Executive Officers and the service-based restricted stock units should account for the balance. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our common stock, with some shares withheld to satisfy withholding tax requirements. Upon vesting, the value of the performance units will be paid in cash.

Compensation Levels Should Be Competitive

The Committee reviews competitive compensation information as part of its process in establishing total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.

The Role of the Compensation Committee

The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation plans and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for Named Executive Officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of the Named Executive Officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.

The Committee reviews comparative compensation information compiled by a compensation consultant as described in “– The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer as discussed in “– The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, see “Proposal 1 – Election of Directors – The Compensation Committee” above.

Impact of 2011 Say-on-Pay Vote on Executive Compensation

In approving the 2012 compensation of the Named Executive Officers who are continuing as executive officers, the Committee reviewed the vote on the say-on-pay proposal at the 2011 Annual Meeting of Shareholders. Approximately 94% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote. The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for Named Executive Officers. The Committee expects to continue to hold the advisory vote to approve named executive officer compensation every year.

The Role of the Compensation Consultant

In 2011, the Committee retained Mercer (the “Compensation Consultant”) to: (1) review the peer group of companies used for comparison purposes in 2010 and assess its continued validity; (2) conduct a review of our total direct compensation and value provided under the retirement plan programs for the Named Executive Officers and other key employees relative to proxy statement data of the peer group of companies and survey data; (3) conduct a pay-for-performance analysis to assess the alignment of executive pay and company performance for Oceaneering and the peer group of companies identified; (4) assess Oceaneering’s compensation for nonemployee directors relative to compensation programs of a peer group of companies; and (5) prepare estimates of potential excise taxes pursuant to Section 4999 of the Internal Revenue Code assuming a change of control occurred on December 31, 2011 for use in a tally sheet prepared by Oceaneering. The Committee has engaged the Compensation Consultant to assist the Committee since 2004. In 2011, the Committee made the decision to continue the engagement of the Compensation Consultant and approved the compensation and other terms of engagement for the Compensation Consultant, in each case without reliance on any recommendation from management. The Compensation Consultant’s only work for Oceaneering in 2011 was at the direction of the Committee, except for some accounting-related assistance and non-executive compensation advice provided in 2011, for which the Compensation Consultant and its affiliated companies were paid approximately $8,000.

The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review it conducted for the Committee in 2010 and recommended a list of 19 publicly traded companies as the peer group for comparison purposes in 2011 (collectively, the “Compensation Peer Group”). The Compensation Peer Group is comprised of the same companies identified as the peer group in 2010, except that BJ Services Company (which was acquired by Baker Hughes Incorporated in 2010) and Smith International, Inc. (which was acquired by Schlumberger Limited in 2010) were removed. In 2011, Pride International, Inc. was acquired by ENSCO plc and Global Industries, Ltd. was acquired by Technip S.A. However, these companies, which were in the group previously, remained appropriate for the Compensation Peer Group, as 2010 compensation and performance data were reviewed.

The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for stockholder investment. The companies comprising the Compensation Peer Group were:

Bristow Group Inc.	Helix Energy Solutions Group, Inc.	Rowan Companies, Inc.
Cameron International Corporation	Key Energy Services, Inc.	Superior Energy Services, Inc.
Diamond Offshore Drilling, Inc.	McDermott International, Inc.	Tidewater Inc.
ENSCO plc	National Oilwell Varco, Inc.	Transocean Ltd.
Exterran Holdings, Inc.	Noble Corporation	Weatherford International Ltd.
FMC Technologies, Inc.	Oil States International, Inc.
Global Industries, Ltd.	Pride International, Inc.

The sources of the survey data used by the Compensation Consultant were (1) the 2011 U.S. Global Premium Executive Remuneration Suite, which combines all of the Compensation Consultant’s executive compensation survey data (except for healthcare organizations) for a variety of executive-level positions in which approximately 2,700 organizations participated; (2) Mercer’s 2011 Total Compensation Survey for the Energy Sector, which reports pay for all segments of the energy business for a variety of executive level positions in which approximately 290 organizations participated; and (3) a 2010 Survey Report on Top Management Compensation prepared by Towers Watson & Co., which features data across multiple industries and geographies for a variety of executive positions in which approximately 2,275 organizations participated (collectively, the “Compensation Surveys”).

The Compensation Consultant identified the 25th, 50th and 75th percentile for base salary, annual bonus incentive, long-term incentive compensation and retirement plan value, individually and in the aggregate for the comparable position of each of our Named Executive Officers from a blend of compensation information identified for the Compensation Peer Group from the most recent proxy statements filed with the SEC as of September 2011 by the companies comprising the Compensation Peer Group (weighted at 50%) and from the Compensation Surveys (weighted at 50% with each component weighted equally), except that the Compensation Peer Group information was used exclusively for evaluating retirement plan value, as retirement plan value information was not available in the Compensation Surveys. The Compensation Consultant presented this and other information to the Committee at the Committee’s regularly scheduled meeting in October 2011. The Compensation Consultant made a similar presentation to the Committee in October 2010.

2011 Executive Compensation Components

For 2011, the primary components of our compensation program for Named Executive Officers were:

•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plans.

Pay-For-Performance

The Compensation Consultant assessed that the total direct compensation (the sum of annual base salary, annual incentive awards and long-term incentive programs) and total compensation annual value (the sum of total direct compensation and retirement plans value) for our Named Executive Officers were each in the aggregate within 5% of the 50th percentile of the Compensation Peer Group. This assessment was based on the Compensation Surveys and Compensation Peer Group disclosure data (for total direct compensation), and Compensation Peer Group disclosure data (for total annual compensation value), discussed in “ – The Role of the “Compensation Consultant” above.

The Compensation Consultant assessed Oceaneering’s performance in 2010 and 2008 – 2010 relative to the Compensation Peer Group with regard to the following metrics:

•	Revenue growth;

•	Net income growth;

•	Earnings per share growth;

•	Cash flow margin;

•	Return on invested capital; and

•	Total shareholder return.

The Compensation Consultant compared Oceaneering’s one-and three-year financial performance as compared to the Compensation Peer Group for the above metrics. The Compensation Consultant assessed that the average of Oceaneering’s performance across all the above metrics for one-and three-year periods ended December 31, 2010 was above the median at the 71st and 74th percentile, respectively, of the Compensation Peer Group, and when measuring one-and three-year total shareholders return, was above the median at the 54th and 89th percentile, respectively, of the Compensation Peer Group.

Annual Base Salary

The Committee generally considers base salary levels annually, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other Named Executive Officers based on historical levels of base salaries and general market movement, with adjustments he subjectively deems appropriate based on the overall performance of the Named Executive Officer, including a review of contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all Named Executive Officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each Named Executive Officer also takes into account an evaluation of Oceaneering’s overall performance. In May 2011, the Committee approved a salary increase of 20% for Mr. McEvoy, which took into account his appointment as President and Chief Executive Officer in May 2011, and, as recommended by Mr. McEvoy, a salary increase of 12.5% for Mr. Migura, which took into account his appointment in May 2011 to the position of Executive Vice President and salary increases ranging up to 5% for the other Named Executive Officers. Those salary increases took effect as of May 6, 2011 for Messrs. McEvoy and Migura and as of July 1, 2011 for other Named Executive Officers. No change was made to Mr. Collins’ annual base salary for the remainder of his employment during 2011.

Annual Incentive Awards Paid in Cash

In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program under a shareholder-approved Incentive Plan for our executive officers. The cash bonus award opportunities under that program for our Named Executive Officers have generally been based on a comparison of our net income for the year to target net income for that year. For participating employees other than executive officers, the cash bonuses have generally been based upon the level of achievement of a combination of our net income, financial and non-financial goals of our applicable profit center for that employee, and individual goals. For each participant, the maximum award achievable is a percentage of the participant’s annual salary as of a specified date earlier than the approval date of the program. In late February or early March of each year, the Committee also approves the final bonus amounts under the cash bonus award program for the previous year.

In February 2011, the Committee approved a cash bonus award program for 2011. Under this program, bonuses were determined by a comparison of our net income in calendar year 2011 to target net income for that year. The maximum cash pay-out under the program for each Named Executive Officer was a specified percentage of that executive’s base salary effective as of January 31, 2011. For the Named Executive Officers, the percentage of net income that Oceaneering had to achieve for any bonus to be payable to a Named Executive Officer was 80% of target net income for the 2011 program. As recommended by our Chief Executive Officer and approved by the Committee, the target amount for our net income in 2011 was $201.9 million, an amount that was slightly more than the net income we achieved in 2010 and that equated to slightly above the mid-point of our then-published earnings per share guidance range for 2011. The Named Executive Officers in the program for 2011 and their respective maximum payouts as a percentage of base salary were: Mr. Collins – 175%; Mr. McEvoy – 150%; Mr. Migura – 125%; Mr. Haubenreich – 110%; and Mr. Kerins – 80%. Mr. Hewlett was designated an executive officer of Oceaneering in May 2011, and he participated in this program as a profit center executive at maximum bonus level of 70% of his base salary. In 2011, approximately one-third of the targeted annual and long-term performance-based incentive compensation of the Named Executive Officers was attributable to annual incentive performance goals.

The following table notes the percentage of maximum payout to a Named Executive Officer under the program for the percentage of target net income achieved. The Committee had the discretion to award an amount less than that calculated.

In February 2012, the Committee approved annual incentive awards for 2011. Oceaneering achieved net income for 2011 which was 17% more than the target performance goal for 2011 and the Committee awarded amounts to the Named Executive Officers under the 2011 Cash Bonus Award Program which are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. The Committee also awarded additional merit bonuses to Messrs. McEvoy, Migura, Haubenreich and Kerins, which are reflected in the “Bonus” column of the “Summary Compensation Table” below, in recognition of their leadership which contributed to our achieving a record level of net income for 2011. In determining the amounts for these additional bonuses, the Committee took into account the fact that the 2011 Cash Bonus Award Program did not utilize the higher base salaries of Messrs. McEvoy and Migura that were approved in May 2011 in connection with their promotions as President and Chief Executive Officer, and Executive Vice President, respectively.

Long-Term Incentive Compensation

Prior to 2006, we granted stock options annually and restricted stock or stock unit awards every three years to our executive officers and other key employees. However, in 2006 the Committee decided to refrain from using stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. Accordingly, no stock options were awarded in 2011. In April 2009, the Committee adopted a policy that Oceaneering will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units (although, as discussed below under “ – Change-of-Control Agreements,” the Level I Change-of-Control Agreements we have with four of our Named Executive Officers since 2001 provide for tax gross-ups for federal excise taxes on so-called “parachute payments,” which could apply to such future awards). This policy formalized our approach to U.S. federal income tax gross-up payments with respect to such awards since 2004. There are no outstanding incentive awards that provide for tax gross-up payments.

In deciding upon a methodology for determining the elements of our long-term incentive program, the Committee established the following objectives:

•	deliver competitive economic value;

•	reduce annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that at least one-half of an executive’s total direct compensation is performance-based.

In order to achieve these objectives in 2011, the Committee decided to continue to utilize our long-term incentive program, which delivers value through two vehicles: restricted stock unit awards; and performance unit awards. The Committee expects to continue its practice of considering these long-term incentive awards in late February or early March of each year. Long-term incentive awards to new employees or in connection with other events such as promotions are considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.

In February 2011, performance units and service-based restricted stock unit awards were granted to the Named Executive Officers, with each award comprising an estimated 55% and 45%, respectively, of the estimated grant date total long-term incentive value of these awards to the Named Executive Officers. The restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets specified age or age and years of service requirements or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. One-third of the awards to Messrs. McEvoy, Collins, Migura and Haubenreich vested in December 2011, as a result of each of them having met the applicable age and years of service requirements. Each restricted stock unit represents the equivalent of one share of our common stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our common stock, with some shares withheld to satisfy withholding tax requirements. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.

The performance units awarded in February 2011 are scheduled to vest in full on the third anniversary of the award date, subject to similar early vesting terms as are applicable to the restricted stock units. The Committee approved specific financial goals and measures based on cumulative cash flow (as defined) and a comparison of return on invested capital and cost of capital for the three-year period of January 1, 2011 through December 31, 2013 to be used as the basis for the final value of the performance units. Those measures were selected because of the Committee’s belief that they have a strong correlation with the creation of shareholder value. The amount of cumulative cash flow during this three-year performance period necessary to achieve the target level goal for this measure is $1.38 billion. This amount was selected because it was three times the annual cash flow then expected to be achieved in 2011. The amounts to be achieved by Oceaneering to reach the threshold and maximum are $180 million less and $220 million more, respectively, than the target level amount. Oceaneering’s return on invested capital must exceed its estimated cost of capital over this three-year performance period by 25% for the target level goal to be achieved for this performance measure. For the threshold level to be achieved, the return on invested capital must equal our estimated cost of capital, and for the maximum level to be achieved the return on invested capital it must be 50% in excess of our estimated cost of capital. The final value of each performance unit may range from $0 to $150, with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $150, respectively. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. The value of vested performance units will be payable in cash.

The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified levels):

Cumulative Three – Year Cash Flow	Unit Values
Maximum	$75.00	$112.50	$125.00	$150.00
Target	$50.00	$ 87.50	$100.00	$125.00
Threshold	$37.50	$ 75.00	$ 87.50	$112.50
Below Threshold	$ 0.00	$ 37.50	$ 50.00	$ 75.00
	Below Threshold	Threshold	Target	Maximum

	Return on Invested Capital/Cost of Capital

The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.

For 2011, approximately 56% of the targeted total direct compensation of Mr. McEvoy, our Chief Executive Officer, (and 58% for Mr. Collins, our former Chief Executive Officer) was at risk against short- and long-term performance goals and approximately 50 – 55% was at risk for each of the other Named Executive Officers.

Post-Employment Compensation Programs

Retirement Plans

We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2011. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Internal Revenue Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit each participant’s notional account with a percentage determined by the Committee of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more investment vehicles selected by the participant from those designated as alternatives by the Committee. A participant’s vested interest in the plan is generally distributable upon termination. The percentages of base salary credited for Named Executive Officers in 2011 were: Mr. McEvoy – 50%; Mr. Collins – 50%; Messrs. Migura and Haubenreich – 40% each; Mr. Kerins – 25%; and Mr. Hewlett – 20%. These amounts reflected no change in the percentage of base salary credited from 2010. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.

Change-of-Control Agreements

In 2001, we entered into change-of-control agreements (each, a “Level I Change-of-Control Agreement”) with Messrs. McEvoy, Collins, Migura and Haubenreich, each of whom are Named Executive Officers, replacing each of their respective prior senior executive severance agreements. In December 2008, we amended these Change-of-Control Agreements to clarify certain provisions and provide for compliance with Section 409A of the Internal Revenue Code. Mr. Collins’ Level I Change-of-Control Agreement expired on January 1, 2012 and is no longer in effect. In May 2011, we entered into change-of-control agreements (each, a “Level II Change-of-Control Agreement”) with Messrs. Kerins and Hewlett and Oceaneering’s other executive officers at that time. The Level I and II Change-of-Control Agreements are collectively called “Change-of-Control Agreements.” The payment and benefits under our Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives and due to the fact that a change of control or other triggering event may never occur. We generally limit eligibility for change-of-control agreement participation to executive officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention by providing some financial security to these Named Executive Officers against the risk of loss of employment which could result following a change of control of our company. The Change-of-Control Agreements entitle the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the executive’s employment by us without cause (as defined below) or by the executive for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change in control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change-of-Control Agreements, a change of control is defined as occurring if:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•

our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.

As defined in each Change-of-Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.

As defined in each Change-of-Control Agreement, good reason for termination by the executive includes:

•	any adverse change in status, title, duties or responsibilities;

•

any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

•	any relocation;

•	the failure of a successor to assume the Change-of-Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change-of-Control Agreement; or

•	any default by us in the performance of our obligations under the Change-of-Control Agreement.

Severance Package for Level I Change-of-Control Agreements.

The severance package provided for an executive’s Level I Change-of-Control Agreement consists of an amount equal to three times the sum of:

•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•	an amount equal to the maximum award the executive is eligible to receive under the then-current annual bonus plan; and

•

an amount equal to the maximum percentage of the executive’s annual base salary contributed by us for him in our SERP for the then-current year multiplied by the executive’s highest annual rate of base salary.

A minimum aggregate amount payable for these items is stated in each such executive’s agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component.

The severance provisions also provide that, for each applicable individual:

•

the benefits under all compensation plans, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•	the applicable individual would receive benefits under all other plans he then participates in for three years.

The Level I Change-of-Control Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay the individual an additional amount to make the individual whole for that tax liability.

Severance Package for Level II Change-of-Control Agreements

The severance packages provided for an executive’s Level II Change-of-Control Agreement consists of an amount equal to two times the sum of:

•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination; and

•	an amount equal to the target award the executive is eligible to receive under the then-current annual bonus plan;

There is no minimum aggregate amount payable for these items.

The severance provisions also provide that, for each applicable individual:

•

the benefits under all compensation plans, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•	the applicable individual would receive benefits under all other plans he then participates in for two years.

The Level II Change-of-Control Agreements do not provide for any payment to the executive for any excise tax the executive may be liable for if the payment is a “parachute payment.”

Perquisites

We provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our Named Executive Officers in 2011 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.

Stock Ownership Guidelines

To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board adopted stock ownership guidelines in 2007, requiring that our nonemployee directors, Chief Executive Officer, Executive Vice President and Senior Vice Presidents maintain minimum ownership interests in Oceaneering. Our nonemployee directors are generally expected to own not less than a fixed number of shares equal to five times the current annual cash retainer generally paid to nonemployee directors divided by the closing price of our stock on the date of adoption of the policy, as adjusted for any stock splits or stock dividends with respect to our stock subsequent to that date.

Our Chief Executive Officer, Executive Vice President and Senior Vice Presidents are generally expected to own not less than a fixed number of shares equal to a multiple of their current annual base salary divided by the closing price of our stock on the date of adoption of the policy, as adjusted for any stock split or stock dividends with respect to our stock subsequent to that date. The multiple of current annual base salary used to determine the fixed number of shares is as provided in the following table.

Level	Base Salary Multiple
Chief Executive Officer	5
Executive Vice President	3
Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2

The following forms of ownership are recognized in determining the number of shares of our stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:

•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock or stock units held under our long-term incentive programs.

A nonemployee director or executive has three years from the later of the date of adoption of the policy or the initial date of election or appointment to comply with stock ownership guidelines. The time period for satisfying such ownership requirement by an executive may be extended at the discretion of our Chief Executive Officer for an additional period of up to two years. In the event that a nonemployee director or executive does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2011 annual cash bonus program and 2011 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy, where consistent with business objectives, is to preserve the deductibility of compensation to executive officers. We may authorize forms of compensation that might not be deductible if we believe they are in the best interests of Oceaneering and its shareholders. Our 2011 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible.

Compliance With Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We generally seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jerold J. DesRoche, Chairman

Harris J. Pappas

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation of our current and former Chief Executive Officers, our Executive Vice President who serves as our principal financial officer, and our three highest paid executive officers who did not serve as our Chief Executive Officer or principal financial officer for the year ended December 31, 2011. We refer to these persons as our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)(9)	Total ($)
M. Kevin McEvoy President & Chief Executive Officer (1)	2011 2010 2009	565,000 450,000 400,000	72,000 90,000 —	1,608,945 709,800 279,540	1,780,190 1,422,640 1,175,000	341,852 425,245 530,315	4,367,987 3,097,685 2,384,855

T. Jay Collins Director and former President & Chief Executive Officer (2)	2011 2010 2009	807,692 662,500 625,000	— 120,300 —	1,608,945 1,153,425 605,670	3,329,745 3,154,260 2,525,000	426,849 704,917 964,221	6,173,231 5,795,402 4,719,891

Marvin J. Migura Executive Vice President	2011 2010 2009	432,500 380,000 360,000	40,000 67,500 —	742,590 414,050 217,420	1,303,370 1,181,060 993,500	207,533 327,614 442,534	2,725,993 2,370,224 2,013,454

George R. Haubenreich, Jr. Senior Vice President, Senior Counsel, and former General Counsel & Secretary (3)	2011 2010 2009	357,500 340,000 330,000	2,000 16,500 —	495,060 354,900 186,360	1,074,460 992,980 942,500	178,958 309,166 426,445	2,107,978 2,013,546 1,885,305

Kevin F. Kerins Senior Vice President, ROVs	2011 2010 2009	307,500 275,000 250,000	2,000 15,000 10,000	371,295 266,175 139,770	759,095 626,320 505,000	101,548 139,159 175,134	1,541,438 1,321,654 1,079,904

Clyde W. Hewlett Senior Vice President, Subsea Projects (4)	2011	265,000	—	330,040	647,640	74,201	1,316,881

(1)	Mr. McEvoy was appointed to the position of President and Chief Executive Officer effective May 6, 2011. At the time of his appointment, Mr. McEvoy held the position of Executive Vice President and Chief Operating Officer.

(2)	Mr. Collins retired from his position as President and Chief Executive effective May 6, 2011, and ceased to be an employee effective January 1, 2012. Mr. Collins’ reported salary for 2011 includes an amount for accrued vacation.

(3)	Mr. Haubenreich retired from his position as General Counsel and Secretary effective January 1, 2012 and continues to be an employee for a transitional period.

(4)	No information is reported for Mr. Hewlett for 2010 and 2009, as he was not a named executive officer under the rules of the SEC for those years.

(5)	The amounts represent the discretionary bonuses awarded to the indicated Named Executive Officer in addition to the bonuses awarded under the Cash Bonus Award Program for the applicable year, which are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(6)	The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009, respectively.

(7)	The amounts shown for 2011 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2011 Cash Bonus Award Program: Mr. McEvoy: $728,000, Mr. Collins: $1,050,000, Mr. Migura: $485,000, Mr. Haubenreich: $373,000, Mr. Kerins: $233,000 and Mr. Hewlett: $180,000, see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2009 as a result of achievement between the target and maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period, January 1, 2009 – December 31, 2011, as certified by the Compensation Committee in February 2012: Mr. McEvoy: $1,052,190, Mr. Collins: $2,279,745, Mr. Migura: $818,370, Mr. Haubenreich: $701,460, Mr. Kerins: $526,095, and Mr. Hewlett $467,640.

The amounts shown for 2010 are comprised of the following for each indicated Named Executive Officer: (a) annual bonuses awarded pursuant to our 2010 Cash Bonus Award Program: Mr. McEvoy: $510,000, Mr. Collins: $929,700, Mr. Migura: $382,500, Mr. Haubenreich: $308,500 and Mr. Kerins: $170,000 and (b) cash payouts pursuant to performance units awarded in 2008 as a result of achievement (i) in excess of the maximum goal for the performance measure of comparison of return on invested capital and cost of capital and (ii) between the target and maximum goals for the performance measure of cumulative cash flow, for the three-year performance period, January 1, 2008 – December 31, 2010, as certified by the Compensation Committee in February 2011. Mr. McEvoy: $912,640, Mr. Collins: $2,224,560, Mr. Migura: $798,560, Mr. Haubenreich: $684,480 and Mr. Kerins: $456,320.

The amounts shown for 2009 are comprised of the following for each indicated Named Executive Officer: (a) annual bonuses awarded pursuant to our 2009 Cash Bonus Award Program: Mr. McEvoy: $425,000, Mr. Collins: $775,000, Mr. Migura: $306,000, Mr. Haubenreich: $280,000, and Mr. Kerins: $130,000; and (b) cash payouts pursuant to performance units awarded in 2007 as a result of achievement in excess of maximum goals for each of the performance measures for the three-year performance period, January 1, 2007 – December 31, 2009, as certified by the Compensation Committee in March 2010. Mr. McEvoy: $750,000, Mr. Collins: $1,750,000, Mr. Migura: $687,500, Mr. Haubenreich: $662,500 and Mr. Kerins: $375,000.

(8)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by any Named Executive Officer, except as quantified for a Named Executive Officer in footnote (9) below.

(9)	The amounts shown for 2011 are attributable to the following:

•

Mr. McEvoy: (1) $283,333 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $8,580 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $35,239 comprised of: provision of excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•

Mr. Collins: (1) $350,000 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $20,574 for basic life insurance premium; (4) gift for retirement as Chief Executive Officer valued at $1,455; (5) perquisites and other personal benefits totaling $40,120, comprised of: provision of excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•

Mr. Migura: (1) $173,333 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $6,468 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $13,032, comprised of: provision of excess liability insurance; tax advice and tax return preparation; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan.

•

Mr. Haubenreich: (1) $143,000 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $5,267 for basic life insurance premium, and (4) perquisites and other personal benefits totaling $15,991, comprised of: excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan.

•

Mr. Kerins: (1) $76,875 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $2,915 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $7,058, comprised of excess liability insurance and club membership.

•

Mr. Hewlett: (1) $53,000 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $2,477 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $4,024, comprised of excess liability insurance and club membership.

The following table provides information about the equity and non-equity awards to our Named Executive Officers under our 2010 Incentive Plan during the year ended December 31, 2011.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
M. Kevin McEvoy	2/25/11	1,462,500	1,950,000	2,925,000	39,000	1,608,945
T. Jay Collins	2/25/11	1,462,500	1,950,000	2,925,000	39,000	1,608,945
Marvin J. Migura	2/25/11 5/6/11	525,000 150,000	700,000 200,000	1,050,000 300,000	14,000 4,000	577,570 165,020
George R. Haubenreich, Jr.	2/25/11	450,000	600,000	900,000	12,000	495,060
Kevin F. Kerins	2/25/11	337,500	450,000	675,000	9,000	371,295
Clyde W. Hewlett	2/25/11	300,000	400,000	600,000	8,000	330,040

(1)	These columns show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2011 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(2)	The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2011. For a description of the awards see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(3)	The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2011. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. For a description of the awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

The following table provides information on the current holdings of unvested restricted stock units for our Named Executive Officers as of December 31, 2011. There were no outstanding stock options held by our Named Executive Officers in 2011.

Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
M. Kevin McEvoy	34,000	1,568,420

T. Jay Collins	39,000	1,799,070

Marvin J. Migura	16,667	768,849

George R. Haubenreich, Jr.	12,000	553,560

Kevin F. Kerins	27,000	1,245,510

Clyde W. Hewlett	24,000	1,107,120

(1)	Reflects unvested restricted stock units pursuant to the 2009, 2010 and 2011 Restricted Stock Unit Agreements for the Named Executive Officers. The vesting schedule for these restricted stock units is as follows:

Name	2009 Agreement (# of Units) Vesting Date	2010 Agreement (# of Units) Vesting Date		2011 Agreement (# of Units) Vesting Date			Total
	2/20/12	12/15/12	2/19/13	12/15/12	12/15/13	2/25/14	(# of Units)
M. Kevin McEvoy	—	8,000	—	13,000	13,000	—	34,000
T. Jay Collins	—	13,000	—	13,000	13,000	—	39,000
Marvin J. Migura	—	4,667	—	6,000	6,000	—	16,667
George R. Haubenreich, Jr.	—	4,000	—	4,000	4,000	—	12,000
Kevin F. Kerins	9,000	—	9,000	—	—	9,000	27,000
Clyde W. Hewlett	8,000	—	8,000	—	—	8,000	24,000

(2)	Market value of unvested restricted stock units assumes a price of $46.13 per share of our Common Stock as of December 30, 2011 (the last 2011 trading day on the NYSE), which was the closing sale price of the Common Stock, as reported by the NYSE, on that date.

The following table provides information for our Named Executive Officers on the number of shares acquired upon vesting during 2011 of stock awards in the form of restricted stock unit awards and the value realized. There were no outstanding stock options held by our Named Executive Officers in 2011.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
M. Kevin McEvoy	16,000	655,440

T. Jay Collins	39,000	1,597,635

Marvin J. Migura	14,000	573,510

George R. Haubenreich, Jr.	12,000	491,580

Kevin F. Kerins	8,000	327,720

Clyde W. Hewlett	6,800	278,562

(1)	The amount reflects the value realized for restricted stock units vested pursuant to our 2008 Restricted Stock Unit Program.

We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.

Nonqualified Deferred Compensation

Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of: (1) the date the participant has completed ten years of participation; (2) the date that the sum of the participant’s age and years of participation equals 65; (3) the date of termination of employment by reason of death or disability; and (4) the date of termination of employment within two years following a change of control. The Named Executive Officers are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.

The table below shows the investment options available to all participants and the annual rate of return for each investment for the year ended December 31, 2011, as reported by the administrator of our SERP.

Name of Fund	Rate of Return (%)
Alger PSF Small-Cap Growth	-3.10
Batterymarch PSF International Small-Cap	-12.27
BlackRock PSF Mid-Cap Value	-5.69
BlackRock PSF Equity Index	1.82
BlackRock PSF Small-Cap Index	-4.51

Capital Research PSF American Funds Growth	-4.66
Capital Research PSF American Funds Growth-Income	-2.24
Clearbridge Advisors PSF Large-Cap Value	4.72
Columbia PSF Technology	-4.90
Eaton Vance PSF Floating Rate Loan	2.50
Franklin / BlackRock PSF Small Cap Equity	-3.38
Invesco PSF Comstock	-2.11
JPMorgan PSF International Value	-12.90
JPMorgan PSF Long/Short Large-Cap	-2.60
Janus PSF Focus 30	-9.70
Janus PSF Growth LT	-6.06
Lazard PSF Mid-Cap Equity	-5.40
MFS PSF International Large Cap	-10.12
Morgan Stanley PSF Mid-Cap Growth	6.12
Morgan Stanley PSF Real Estate	-7.81
NFJ PSF Small Cap Value	2.31
Oppenheimer PSF Emerging Market	-17.97
Oppenheimer PSF Main Street Core	0.48
PIMCO PSF Inflation Managed	11.85
PIMCO PSF Managed Bond	3.84
PLFA Portfolio Optimization – Conservative	-0.52
PLFA Portfolio Optimization – Moderate-Conservative	-3.25
PLFA Portfolio Optimization – Moderate	-6.0
PLFA Portfolio Optimization – Growth	-8.60
PLFA Portfolio Optimization – Aggressive-Growth	-11.38

Pacific Asset Mgmt PSF Cash Management	0.00
Pacific Asset Mgmt PSF High Yield Bond	3.42
T. Rowe Price PSF Dividend Growth	3.27
T. Rowe Price PSF Short Duration Bond	0.87
UBS Global AM PSF Large-Cap Growth	1.07
Western Asset PSF Diversified Bond	-5.94
BlackRock Global Allocation V.I. III	-3.64
Van Eck VIP Global Hard Assets Fund	-16.45

The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2011 ($)	Company Contributions in 2011 ($)(1)	Aggregate Earnings in 2011 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/11 ($)(3)
M. Kevin McEvoy	—	283,333	(26,903)	—	2,198,415
T. Jay Collins	24,000	350,000	(118,628)	—	3,631,360
Marvin J. Migura	—	173,333	(132,252)	—	2,422,086
George. R. Haubenreich, Jr.	—	143,000	34,700	—	2,373,429
Kevin F. Kerins	—	76,875	(70,801)	—	1,022,747
Clyde W. Hewlett	13,250	53,000	(29,652)	—	1,287,838

(1)	Amounts reflect the credited contributions we made to the account of the Named Executive Officer in 2011. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)	Amounts shown reflect hypothetical accrued gains (or losses) in 2011 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as follows:

	Aggregate Earnings in 2011
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	(535)	(26,368)	(26,903)
T. Jay Collins	(7,073)	(111,555)	(118,628)
Marvin J. Migura	(30,622)	(101,630)	(132,252)
George R. Haubenreich, Jr.	10,256	24,444	34,700
Kevin F. Kerins	(37,650)	(33,151)	(70,801)
Clyde W. Hewlett	(15,650)	(14,002)	(29,652)

(3)	Amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2011 as follows:

	Aggregate Balance at 12/31/11
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	44,794	2,153,621	2,198,415
T. Jay Collins	210,345	3,421,015	3,631,360
Marvin J. Migura	561,341	1,860,745	2,422,086
George R. Haubenreich, Jr.	468,647	1,886,782	2,355,429
Kevin F. Kerins	498,660	524,087	1,022,747
Clyde W. Hewlett	632,655	655,183	1,287,838

Potential Payments on Termination or Change of Control

As described in the “Compensation Discussion and Analysis” above, Messrs. McEvoy, Migura and Haubenreich have Level I Change-of-Control Agreements entered into in 2001; Mr. Collins had a Level I Change-of-Control Agreement entered into in 2001 that expired on January 1, 2012; and Messrs. Kerins and Hewlett have Level II Change-of-Control Agreements entered into in 2011. Upon a change of control of Oceaneering, each of them may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Pursuant to their Level I Change-of-Control Agreements, we have agreed to reimburse Messrs. McEvoy, Collins, Migura and Haubenreich for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. We have not agreed to reimburse Messrs. Kerins and Hewlett for any such amounts. Based on the amounts shown in the “Change of Control With Termination” column in the following tables, none of the Named Executive Officers would be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control.

Assuming a December 31, 2011 termination date and, where applicable, using the closing sale price of our Common Stock of $46.13 per share on December 30, 2011 (the last 2011 day of trading on the NYSE), the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the tables below, the term “Change of Control” has the same meaning as the Change-of-Control Agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis – Change-of-Control Agreements” above.

M. Kevin McEvoy
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$0		$230,769	(1)	$0		$5,400,000	(2)
Benefit Plan Participation	$0		$1,414	(1)	$0		$265,210	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$1,568,420	(4)	$1,568,420	(5)
Performance Units (unvested & accelerated)	$0		$0		–	(6)	$2,550,000	(7)
Restricted Stock Units (vested)	$2,168,110	(8)	$2,168,110	(8)	$2,168,110	(8)	$2,168,110	(8)
Performance Units (vested)	$1,052,190	(9)	$1,052,190	(9)	$1,052,190	(9)	$3,300,000	(10)
Accrued Vacation/Base Salary	$63,721		$63,721		$63,721		$63,721
SERP (vested)	$2,198,415	(11)	$2,198,415	(11)	$2,198,415	(11)	$2,198,415	(11)

TOTAL	$5,482,436		$5,714,619		$7,050,856		$17,513,876

T. Jay Collins
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$0		$175,000	(1)	$0		$6,825,000	(2)
Benefit Plan Participation	$0		$995	(1)	$0		$321,696	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$1,799,070	(4)	$1,799,070	(5)
Performance Units (unvested & accelerated)	$0		$0		–	(6)	$2,925,000	(7)
Restricted Stock Units (vested)	$3,598,140	(8)	$3,598,140	(8)	$3,598,140	(8)	$3,598,140	(8)
Performance Units (vested)	$2,279,745	(9)	$2,279,745	(9)	$2,279,745	(9)	$5,362,500	(10)
Accrued Vacation/Base Salary	$107,692		$107,692		$107,692		$107,692
SERP (vested)	$3,631,360	(11)	$3,631,360	(11)	$3,631,360	(11)	$3,631,360	(11)

TOTAL	$9,616,937		$9,792,932		$11,416,007		$24,570,458

Marvin J. Migura
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$0		$95,192	(1)	$0		$3,577,500	(2)
Benefit Plan Participation	$0		$995	(1)	$0		$199,980	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$768,849	(4)	$768,849	(5)
Performance Units (unvested & accelerated)	$0		$0		–	(6)	$1,249,950	(7)
Restricted Stock Units (vested)	$1,353,131	(8)	$1,353,131	(8)	$1,353,131	(8)	$1,353,131	(8)
Performance Units (vested)	$818,370	(9)	$818,370	(9)	$818,370	(9)	$2,025,050	(10)
Accrued Vacation/Base Salary	$69,232		$69,232		$69,232		$69,232
SERP (vested)	$2,422,086	(11)	$2,422,086	(11)	$2,422,086	(11)	$2,422,086	(11)

TOTAL	$4,662,819		$4,759,006		$5,431,668		$11,665,778

George R. Haubenreich, Jr.
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$0		$126,346	(1)	$0		$2,737,500	(2)
Benefit Plan Participation	$0		$995	(1)	$0		$175,716	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$553,560	(4)	$553,560	(5)
Performance Units (unvested & accelerated)	$0		$0		–	(6)	$900,000	(7)
Restricted Stock Units (vested)	$1,107,120	(8)	$1,107,120	(8)	$1,107,120	(8)	$1,107,120	(8)
Performance Units (vested)	$701,460	(9)	$701,460	(9)	$701,460	(9)	$1,650,000	(10)
Accrued Vacation/Base Salary	$56,154		$56,154		$56,154		$56,154
SERP (vested)	$2,373,429	(11)	$2,373,429	(11)	$2,373,429	(11)	$2,373,429	(11)

TOTAL	$4,238,163		$4,365,504		$4,791,723		$9,553,731

Kevin F. Kerins
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$0		$121,154	(1)	$0		$1,033,200	(12)
Benefit Plan Participation	$0		$1,414	(1)	$0		$92,544	(13)
Restricted Stock Units (unvested & accelerated)	$0		$0		$1,245,510	(4)	$1,245,510	(5)
Performance Units (unvested & accelerated)	$0		$0		$526,095	(14)	$1,912,500	(7)
Accrued Vacation/Base Salary	$24,230		$24,230		$24,230		$24,230
SERP (vested)	$1,022,747	(11)	$1,022,747	(11)	$1,022,747	(11)	$1,022,747	(11)

TOTAL	$1,046,977		$1,169,545		$2,818,582		$5,330,731

Clyde W. Hewlett
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$0		$91,731	(1)	$0		$826,800	(12)
Benefit Plan Participation	$0		$1,414	(1)	$0		$81,096	(13)
Restricted Stock Units (unvested & accelerated)	$0		$0		1,107,120	(4)	$1,107,120	(5)
Performance Units (unvested & accelerated)	$0		$0		$467,640	(14)	$1,700,000	(7)
Accrued Vacation/Base Salary	$38,398		$38,398		$38,398		$38,398
SERP (vested)	$1,287,838	(11)	$1,287,838	(11)	$1,287,838	(11)	$1,287,838	(11)

TOTAL	$1,326,236		$1,419,381		$2,900,996		$5,041,252

(1)	Payment or benefit only if involuntary termination is the result of a reduction in force.

(2)	Amount for each indicated Named Executive Officer reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and (c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to the executive’s Change-of-Control Agreement.

(3)	Amount for each indicated Named Executive Officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(4)	Amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2009, 2010 and 2011 Restricted Stock Unit Agreements. Messrs. McEvoy, Collins, Migura and Haubenreich are fully vested under their 2009 Restricted Stock Unit Agreements.

(5)	Amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2009, 2010 and 2011 Restricted Stock Unit Agreements and Change-of-Control Agreement. Messrs. McEvoy, Collins, Migura and Haubenreich are fully vested under their 2009 Restricted Stock Unit Agreements.

(6)	Upon death or disability, the performance units awarded pursuant to the 2010 and 2011 Performance Unit Agreements would vest. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2010 and 2011 Performance Unit Agreements will not be known until completion of the three-year performance periods January 1, 2010 – December 31, 2012 and January 1, 2011 – December 31, 2013, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(7)	Amount for each Named Executive Officer reflects cash payment for outstanding unvested performance units at the maximum goal level pursuant to the executive’s 2009 Performance Unit Agreement ($125 per unit), and 2010 and 2011 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement. Messrs. McEvoy, Collins, Migura and Haubenreich are fully vested under their 2009 Performance Unit Agreements.

(8)	Amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to the executive’s 2009, 2010 and 2011 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(9)	Amount for each indicated Named Executive Officer reflects cash payment for vested performance units awarded pursuant to the executive’s 2009 Performance Unit Agreement as a result of our achievement between the target and maximum goals for the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow for the three-year performance period January 1, 2009 – December 31, 2011, as certified by the Compensation Committee in February 2012. This amount is included for each indicated executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amount payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2010 and 2011 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods January 1, 2010 – December 31, 2012 and January 1, 2011 – December 31, 2013, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(10)	Amount for each indicated Named Executive Officer reflects cash payment for outstanding vested performance units at the maximum level pursuant to the executive’s 2009 Performance Unit Agreement ($125 per unit) and 2010 and 2011 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement.

(11)	Amount for each indicated Named Executive Officer reflects the accumulated account values (including gain and losses) of contributions by the Named Executive Officer and Oceaneering. For more information on vested SERP amounts, see “Nonqualified Deferred Contributions” above.

(12)	Amount for each indicated Named Executive Officer reflects an amount equaling two times the sum of: (a) his highest annual rate of base salary for the prior three years; and (b) the target award he is eligible to receive under the annual cash bonus program for the current year that is payable pursuant to the executive’s Change-of-Control Agreement.

(13)	Amount for each indicated Named Executive officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of two years after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(14)	Upon death or disability, the performance units awarded pursuant to the 2009, 2010 and 2011 Performance Unit Agreements would vest. Amount for the indicated Named Executive Officer reflects cash payment for performance units awarded pursuant to the executive’s 2009 Performance Unit Agreement as a result of our achievement between the target and maximum goals for the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow for the three-year performance period January 1, 2009 – December 31, 2011, as certified by the Compensation Committee in February 2012. This amount is included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2010 and 2011 Performance Unit Agreements will not be known until the completion of the three-year performance periods January 1, 2010 – December 31, 2012, and January 1, 2011 – December 31, 2013, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

Director Compensation

During 2011, we paid our nonemployee directors, on a quarterly basis, an annual retainer of $80,000 with additional annual retainers of $15,000 to the Chairman of the Audit Committee and $8,000 to each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. During 2011, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or a Committee of the Board. Mr. Huff, the Chairman of the Board, did not receive the above board fees in 2011 pursuant to the terms of his 2011 Chairman Restricted Stock Unit and Performance Unit Agreements. For a description of Mr. Huff’s compensation as a nonemployee director, see “Service Agreement with Mr. Huff” below.

During 2011, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We paid the Medicare premium for Mr. Hughes. Mr. Huff’s Amended Service Agreement provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.

In 2011, our nonemployee directors participated in our shareholder-approved 2010 Incentive Plan. Under this plan in 2011, Messrs. DesRoche, Hooker, Hughes and Pappas, were each awarded 16,000 shares of restricted stock. The restricted stock awards are scheduled to vest in full on the first anniversary of the award date, subject to (1) earlier vesting on a change of control or the termination of the director’s service due to death and (2) such other terms as are set forth in the award agreement. Under this plan in 2011, Mr. Huff was awarded 30,000 restricted stock units and 15,000 performance units in accordance with the terms of his 2011 Chairman Restricted Stock Unit and Performance Unit Agreements. The restricted stock units and performance units awarded to Mr. Huff are scheduled to vest on a pro-rata basis within three years from the award date by reason of Mr. Huff having attained retirement age as of the award date, with a final vesting date in February 2014, subject to (a) earlier vesting by reason of Mr. Huff’s cessation of service as Chairman for reasons other than his refusal to serve and (b) such other terms as set forth in the award agreement. The performance units awarded to Mr. Huff have the same performance goals and measures over the same time period and with the same range of values payable as the performance units made to executive officers. As provided in Mr. Huff’s 2011 Chairman Restricted Stock Unit and Performance Unit Agreements, he was not eligible in 2011 for any retainers or meeting fees applicable to nonemployee directors. For more information on these restricted common stock unit and performance unit awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation.” For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

The table below summarizes the compensation of our nonemployee directors for the year ended

December 31, 2011.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
John R. Huff	247,670	1,237,650	1,169,100	134,133	2,788,553
Jerold J. DesRoche	85,240	660,080	—	4,222	749,542
D. Michael Hughes	88,000	660,080	—	19,760	767,840
David S. Hooker	95,000	660,080	—	1,592	756,672
Harris J. Pappas	84,000	660,080	—	1,592	745,672

(1)	M. Kevin McEvoy, our Chief Executive Officer, and T. Jay Collins, our former Chief Executive Officer, are not included in the table as they were employees of Oceaneering during 2011 and did not receive compensation for their services as directors. The compensation paid to Mr. McEvoy and Mr. Collins is shown in the “Summary Compensation Table” above.

(2)	Amounts shown are attributable entirely to annual retainers as described in “Director Compensation” above and “Service Agreement with Mr. Huff” below.

(3)	The amounts reflect the aggregate grant date fair value of awards by us in 2011 related to restricted stock and restricted stock unit awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. The aggregate number of restricted shares or units of stock outstanding for each of Messrs. DesRoche, Hooker, Hughes and Pappas is 16,000, and for Mr. Huff is 70,000. There are no shares subject to outstanding stock options.

(4)	The amount represents the cash payment for performance units pursuant to Mr. Huff’s 2009 Performance Unit Agreement, as a result of our achievement of between the target and the maximum goals for each the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the performance period January 1, 2009 – December 31, 2011, as certified by our Board in February 2012.

(5)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisite received by any director, except as quantified for a director in footnote (6) below.

(6)	The amounts shown for 2011 are attributable to the following:

•

Mr. Huff: (1) $16,933 for tax gross-up payments associated with his medical coverage described below and (2) perquisites and other personal benefits totaling $117,200 comprised of: provision of excess liability insurance; tax advice and tax return preparation ($59,289); and annual premiums and reimbursement of medical costs for health care, including premium and costs reimbursed for a supplemental medical insurance plan ($55,569). For a discussion of the vested post-retirement benefit amount payable to Mr. Huff see “Service Agreement with Mr. Huff” below.

•	Mr. DesRoche: perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium and costs reimbursed for a supplemental medical insurance plan.

•

Mr. Hughes: perquisites and other personal benefits comprised of: provision of excess liability insurance; annual premium for basic health care provided by us; Medicare premium paid by us; and premium and costs reimbursed for a supplemental medical insurance plan.

•	Mr. Hooker and Mr. Pappas: perquisites and other personal benefits each comprised of provision of excess liability insurance and premium for a supplemental medical insurance plan.

Service Agreement with Mr. Huff

As we previously disclosed, we entered into a Service Agreement with Mr. Huff in 2001 (the “Service Agreement”), when Mr. Huff was serving as our Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. Since 2001, the Service Agreement provides (as did the prior employment agreement) medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with us and thereafter for their lives. The Service Agreement also continues to provide that if any payments thereunder would cause Mr. Huff to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay Mr. Huff an additional amount to make him whole for that tax liability. The Service Agreement provided for a specific employment period (which ended December 30, 2006), followed by a specific service period which ended August 15, 2011, during which time Mr. Huff served as nonexecutive Chairman of our Board of Directors and received cash compensation of $400,000 per year until August 15, 2011. The Service Agreement was amended in 2006 and 2008 (the “Amended Service Agreement”) to address, among other things, issues arising under Section 409A of the Internal Revenue Code. Mr. Huff has continued to serve as nonexecutive Chairman since August 15, 2011.

The Amended Service Agreement, among other things, provides for:

•

entitlement to post-retirement benefits of $800,000 per year payable in advance for 10 years that vested and commenced on August 15, 2011, provided in the event of Mr. Huff’s death, disability or a change of control all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment;

•

a tax-protection clause, to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Internal Revenue Code, provided that Mr. Huff agreed to changes in the Amended Service Agreement to satisfy the requirements of the applicable provisions of Section 409A and applicable Treasury Regulations, unless such changes would cause more than insubstantial harm to him; and

•

the eligibility of Mr. Huff to receive long-term incentive plan awards provided that, for any year that Mr. Huff receives a long-term incentive award in excess of awards applicable to our other nonemployee directors, Mr. Huff will not receive an additional long-term incentive award equal to the award granted to our other nonemployee directors for that year.

Also as part of the negotiated arrangements relating to Mr. Huff’s retirement benefits, the Compensation Committee authorized and approved our establishment of an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance that we would set aside an adequate source of funds to fund the payment of the post-retirement benefits under the Amended Service Agreement, including the medical coverage benefits payable to Mr. Huff, his spouse and their children for their lives. In connection with establishment of the rabbi trust, we contributed to the trust a life insurance policy on the life of Mr. Huff which we had previously obtained and we agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the consumer price index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).

Assuming a December 31, 2011 termination date of Mr. Huff serving as our Chairman of the Board (for reasons other than his refusal to serve as our Chairman of the Board) for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, and, where applicable using the closing sale price of our Common Stock of $46.13 per share on December 30, 2011 (the last 2011 day of trading on the NYSE), potential payments to Mr. Huff consist of: $7,200,000, which reflects the unpaid portion of Mr. Huff’s vested post-retirement benefit which would be accelerated and become payable in a non-discounted lump sum payment in the event of Mr. Huff’s death, disability or a change of control; and $8,229,100 which reflects: (1) the value of shares of Common Stock that would be delivered for each outstanding vested and unvested restricted stock unit pursuant to the Amended Service Agreement and his 2009, 2010 and 2011 Restricted Stock Unit Agreements; and (2) a cash payment for outstanding performance units under a) his 2009 Performance Unit Agreements at the maximum goal level of $125 per unit and b) his 2010 and 2011 Performance Unit Agreements at the maximum goal level of $150 per unit, pursuant to the Amended Service Agreement. Based upon these amounts, Mr. Huff would not be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable.

Assuming a December 31, 2011 termination date of Mr. Huff serving as our Chairman of the Board as a result of his refusal to serve as our Chairman of the Board for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, Mr. Huff would forfeit all unvested restricted stock units and performance units that were awarded to him and potential payments to Mr. Huff would have consisted of the unpaid portion of Mr. Huff’s vested post-retirement benefit described above, and $4,165,651, which reflects: (1) the value of shares of common stock using the closing sale price of our common stock of $46.13 per share on December 30, 2011 (the last 2011 trading day on the NYSE), that would be delivered for each outstanding vested restricted stock unit under Mr. Huff’s 2009, 2010 and 2011 Restricted Stock Unit Agreements; and (2) a cash payment for outstanding vested performance units under Mr. Huff’s 2009, 2010 and 2011 Performance Unit Agreements at the target goal level of $100 per unit, pursuant to the Amended Service Agreement. These outstanding restricted stock units and performance units are vested by reason of Mr. Huff having met age and years of service requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (1) Oceaneering or any of its subsidiaries is a participant; (2) any related person has a direct or indirect material interest; and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor related-person transactions and, if a determination is made that a proposed transaction or category of transaction is a related person transaction, a submission is made to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.

Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2011, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.

No director or executive officer of Oceaneering who has served in such capacity since January 1, 2011 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2012 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 3

Ratification of Appointment of Independent Auditors

Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2012. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2012 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of votes cast on this proposal.

The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2012, unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.

The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2011 and 2010.

Fees Incurred by Oceaneering for Ernst & Young LLP	2011	2010
Audit Fees (1)	$2,346,000	$2,260,000
Audit-Related Fees (2)	118,000	52,000
Tax Fees (3)	81,000	32,000
All Other Fees (4)	2,000	2,000

Total	$2,547,000	$2,346,000

(1)	Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.

The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2011 was compatible with maintaining that firm’s independence from us.

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2013 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received no later than November 26, 2012. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, any shareholder who intends to submit a proposal for consideration at our 2013 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:

•	be received at our executive offices no earlier than November 5, 2012 and no later than close of business on January 4, 2013; and

•	satisfy requirements that our bylaws specify.

  A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.

  We received no shareholder proposals and no shareholder director nominations for the 2012 Annual Meeting of Shareholders.

TRANSACTION OF OTHER BUSINESS

Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2012 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.

WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2011. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

David K. Lawrence Vice President, General Counsel and Secretary

March 26, 2012

Providing Voting Instructions Electronically

You can provide your voting instructions by Internet

or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your Voting Instruction Form, you may choose one of the two methods outlined below to provide your voting instructions.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 26, 2012.

Voting Instructions by Internet

•  Log on to the Internet and go to

www.investorvote.com/oii

•  Follow the steps outlined on the secured Web site.

Voting Instructions by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your voting instructions with an X as shown in this example. Please do not write outside the designated areas.	☒

Confidential Voting Instruction Form

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Jerold J. DesRoche	☐	☐	02 - John R. Huff	☐	☐	03 - M. Kevin McEvoy	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2012.	☐	☐	☐

4. In its discretion, the Trustee named herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your voting instructions to be given effect. — Date and Sign Below

Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Confidential Voting Instructions - Oceaneering International, Inc.

Notice of 2012 Annual Meeting of Shareholders

Confidential Voting Instruction Form for 2012 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 16, 2012, at the Annual Meeting of Shareholders to be held on May 4, 2012 in the Atrium of Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2011 and the Notice of the 2012 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be promptly confirmed and posted. Thank you for participating.

(Items to be voted on appear on reverse side.)

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to provide your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:00 p.m., Central Time, on May 3, 2012.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/oii

• Follow the steps outlined on the secured Web site.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Jerold J. DesRoche	☐	☐	02 - John R. Huff	☐	☐	03 - M. Kevin McEvoy	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2012.	☐	☐	☐

4. In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Oceaneering International, Inc.

Notice of 2012 Annual Meeting of Shareholders

Proxy Solicited on behalf of the Board of Directors for the 2012 Annual Meeting

W. Cardon Gerner and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of the undersigned in Oceaneering International, Inc., held of record by the undersigned as of the close of business on March 16, 2012, at the Annual Meeting of Shareholders to be held on May 4, 2012 in the Atrium of Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2011 and the Notice of the 2012 Annual Meeting of Shareholders and related Proxy Statement.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the reverse side to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and voting instructions form. Please follow the steps listed on the reverse side. Your vote will be promptly confirmed and posted. Thank you for voting.

(Items to be voted on appear on reverse side.)